Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CKX, INC.

CKX, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 14, 2005 (the “Certificate of Incorporation”).

SECOND: This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the DGCL and by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, amends and restates the Certificate of Incorporation in its entirety.

THIRD: The Certificate of Incorporation is hereby amended and restated to read as follows:

1. Name. The name of the corporation is CKX, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is 2711 Centerville Road Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Corporate Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.01 per share.

5. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board”). Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6. Limitation of Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

7. Indemnification. Except as may otherwise be specifically provided in this Amended and Restated Certificate of Incorporation, no provision of this Amended and Restated Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the DGCL upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the DGCL and the defined and prescribed rights of said persons to indemnification as the same are conferred under the DGCL. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the Board, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the DGCL shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

8. Adoption, Amendment or Repeal of By-Laws. The Board is authorized to adopt, amend or repeal the By-laws.

9. Existence. The Corporation shall have perpetual existence.

10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article 10.

11. Effective Time. This Amended and Restated Certificate of Incorporation is to become effective upon filing with the Secretary of State of the State of Delaware.

WITNESS, the signature of this Amended and Restated Certificate of Incorporation this 21st day of June, 2011.

CKX, INC.

By:	/s/ Kelly Pontano
Name: Kelly Pontano
Title: Senior Counsel and Vice President